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Exhibit 99.1

SUMITOMO PHARMACEUTICALS LICENSES CLASS OF DACH PLATINUM COMPOUNDS TO ARONEX PHARMACEUTICALS

- ARONEX PHARMACEUTICALS RESOLVES AROPLATIN(TM) PATENT INTERFERENCE -

THE WOODLANDS, Texas, Dec. 18 /PRNewswire/ -- Aronex Pharmaceuticals, Inc. (Nasdaq: ARNX - news) and Sumitomo Pharmaceuticals Co., Ltd. of Osaka, Japan have signed a license agreement that gives Aronex Pharmaceuticals the exclusive right in the United States to a particular class of DACH platinum compounds. A liposomal formulation of a novel platinum compound from this class of drugs (Aroplatin(TM)) is currently under development by Aronex Pharmaceuticals. Aroplatin(TM), an investigational new drug, has been designed to overcome the toxicity and drug resistance that currently limit the usefulness of other platinum drugs, which are widely used as chemotherapeutic agents in the treatment of solid tumors.

"We are very pleased to be able to announce today that we have resolved the United States interference proceedings with Sumitomo regarding the use of Aroplatin(TM)," said Geoffrey F. Cox, Ph.D., Chairman and CEO of Aronex Pharmaceuticals. "This expands our patent coverage in the United States for Aroplatin(TM) to 17 years from the date of issuance of Sumitomo's patent. This licensing agreement allows us to advance the development and future worldwide commercialization of Aroplatin(TM), and we believe this represents a significant opportunity for Aronex Pharmaceuticals. The cooperative spirit of the negotiations between our two companies has enabled us to reach agreement on mutually satisfactory terms."

Hiroshi Noguchi, Ph.D., Director and General Manager of Business Development & Licensing Office, Sumitomo Pharmaceuticals Co., Ltd. said, "We are pleased to have found a mutually beneficial arrangement and to work with Aronex Pharmaceuticals to ensure that this compound is given the opportunity to continue on its path toward commercialization in an area of significant unmet medical need."

Under the terms of the license agreement, Sumitomo will receive a $500,000 up-front payment, subsequent milestones based on regulatory filings, approval and sales of Aroplatin(TM), and royalties on the sales of Aroplatin(TM) in the United States. Except for the treatment of hepatoma, the license agreement gives Aronex Pharmaceuticals the exclusive right to make, use, develop, import and sell Aroplatin(TM) in the United States.

The safety and efficacy of Aroplatin(TM) are being evaluated in two Phase II clinical trials: a trial for the treatment of malignant pleural mesothelioma, a form of lung cancer usually associated with asbestos exposure, and a trial for the treatment of metastatic renal cell carcinoma. In November 1999, the Company announced that Aroplatin(TM) had received Orphan Drug Designation for malignant mesothelioma from the United States Food and Drug Administration.
Aronex Pharmaceuticals, Inc. is a biopharmaceutical company that develops and commercializes proprietary innovative medicines to treat cancer and infectious diseases. Aronex Pharmaceuticals currently has four products in clinical development, two of which (ATRAGEN(R) and Nyotran(R)) are in an advanced stage. For more information about Aronex Pharmaceuticals, please visit the Company's web site at http://www.aronex-pharm.com.




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Sumitomo Pharmaceuticals Co., Ltd. was established through a merger of the pharmaceuticals divisions spun off by Sumitomo Chemicals Co., Ltd. and Inabata & Co. in 1984 and now possesses integrated functions in research, development, manufacturing, and sales of pharmaceuticals in Japan. Sumitomo Pharmaceuticals now occupies a firm position in the Japanese drug market and is marketing many characteristic drugs including Sumiferon, Japan's best selling interferon-alfa product, and Meropen, the world's first carbapenem antibiotic without a stabilizing agent. For more information, visit Sumitomo Pharmaceuticals' web site at http://www.sumitomopharm.com.

Aronex Pharmaceuticals Safe Harbor Statement
Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including but not limited to the Company's early stage of development, clinical trial results, the uncertainty of regulatory approvals, history of operating losses, future capital needs and uncertainty of additional funding, governmental regulation, intellectual property rights, limited sales and marketing experience, competition and technological change, and other risks identified in the Company's first amendment to its Annual Report on Form 10-K/A for the year ended December 31, 1999, as filed with the Securities and Exchange Commission.




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